Exhibit 10.1
AGREEMENT
     THIS AGREEMENT made this the 30th day of June, 2008 by and between DRI CORPORATION (“DRI”) and JOHN D. HIGGINS (“Higgins”).
     WHEREAS, DRI and Higgins entered into a Loan Agreement (“Agreement”) and executed an 8% Convertible Debenture (“Debenture”) on August 26, 2002; and
     WHEREAS, Section 6(b)(i) of that Debenture has a provision entitled “Adjustment for Issuance of Shares at Less Than the Conversion Price” (“Adjustment Provisions”); and
     WHEREAS, the parties have agreed to two prior adjustments under the Adjustment Price such that the conversion price is currently $1.21; and
     WHEREAS, the parties desire to agree to a further adjustment contingent and conditioned on a new senior lending agreement being closed as well as the conversion price being reduced to $1.10.
     NOW, THEREFORE, the parties agree as follows for and in the considerations cited herein.
     1. The conversion price on the Debenture shall be $1.10, which would result in Higgins being issued 227,273 common shares (“Shares”).
     2. Higgins shall convert the Debenture into shares of common stock immediately with the closing of a new senior financing agreement, anticipated to be on or before June 30, 2008. All accrued, but unpaid, interest ($1,639.34) shall be paid through the date of conversion. As a result of the conversion, all priorities and securities under the Debenture shall terminate and be released. Should said financing fail, the conversion price shall remain $1.21.
     3. This Agreement shall be governed by the Doctrine of Specific Performance. The parties shall sign such documents to effect the above transaction as reasonably requested.
     This the 30th day of June, 2008.

DRI CORPORATION

By	/S/ DAVID L. TURNEY

/S/ JOHN D. HIGGINS (SEAL)

JOHN D. HIGGINS